Filed Pursuant to Rule 433

Registration Statement No. 333-180300-03

January 27, 2015

$60,000,000

FLOATING RATE SENIOR NOTES DUE 2018

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse AG, acting through its New York Branch
Note type:	Floating Rate Senior Notes
Format:	SEC Registered
Minimum denomination:	$250,000 x $1,000
Trade date:	January 27, 2015
Settlement date:	January 29, 2015
Maturity date:	January 29, 2018
Principal amount (increase):	$60,000,000
Coupon:	3mL + 69bps
Public offering price:	100%
Interest payment dates:	January 29, April 29, July 29, and October 29. First payment on April 29, 2015. Subject to modified following business day convention.
Interest reset dates:	Each interest payment date
Interest determination dates:	Two London Business Days prior to each Interest Reset Date
Day count:	Actual/360
CUSIP:	22546QAU1
ISIN:	US22546QAU13
Sole bookrunner:	Credit Suisse Securities (USA) LLC
Co-managers:	MFR Securities, Inc. Mischler Financial Group, Inc. Ramirez & Co., Inc.

This term sheet provides information concerning a reopening of our Floating Rate Notes due 2018 which we agreed to issue on January 26, 2015. The Notes described in this term sheet are in addition to the $750,000,000 principal amount of notes that we previously agreed to issue and will be consolidated with, have the same CUSIP number as, and will form part of a single issue with those notes. On January 29, 2015, we will issue an aggregate principal amount of these notes of $810,000,000

The issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.